Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of July 22, 2011 (the “Effective Date”), between Kathleen Danenberg (the “Executive”) and Response Genetics, Inc., a Delaware corporation (the “Company”).  Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 20 hereof.

WHEREAS, the Company has employed Executive pursuant to a letter agreement between the parties, dated as of October 26, 2006, and as amended on December 14, 2006 and on May 29, 2007 (collectively, the “Prior Agreement”); and

WHEREAS, Executive and the Company desire to amend and restate the Prior Agreement in the form of this Agreement, effective on the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth as follows:

1.   Term.  The term of Executive’s employment hereunder shall commence at the Effective Date and shall end on December 31, 2012 (the “Initial Term”), unless earlier terminated as provided in Section 5 hereof; provided, however, that, unless earlier terminated as provided in Section 5 hereof, the Initial Term shall automatically be extended for one additional year (the “Renewal Term”), and on each subsequent anniversary, the Renewal Term shall be extended for one additional year (the period comprised of the Initial Term and the Renewal Term (including extensions thereof) being referred to as the “Employment Period”), unless at least ninety (90) days prior to the applicable anniversary date, the Company or Executive shall have given written notice to the other not to extend the Employment Period.  Nothing in this Section 1 shall limit the right of the Company or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 5 hereof.

2.   Duties and Responsibilities.  During the Employment Period, Executive shall have the titles of Executive Scientific and Technology Officer and shall perform such duties and responsibilities on behalf of the Company as reasonably may be assigned to the Executive by the Board of Directors of the Company (the “Board”) or Company’s Chief Executive Officer.  During the Employment Period, Executive shall report directly to the Board or the Company’s Chief Executive Officer, in the discretion of the Chief Executive Officer; provided that, Executive shall report to the Board or one or more designated members of the Board during any period in which the Company has appointed person(s) to act as the Company’s Chief Executive Officer on an interim basis.  During the Employment Period, Executive shall devote substantially all of her business time and attention to her duties and responsibilities under the Agreement; provided, however, that the Company acknowledges and agrees that it shall not be a breach of Executive’s obligations under this Section 2 for Executive, subject to the business needs of the Company, to (a) serve as an officer, director, or trustee of, or otherwise to participate in, educational, welfare, social, religious, and civic organizations or manage her personal and family investments, or (b) with the prior approval of the Board, not to be unreasonably withheld, serve as director of any company; provided that, in no event shall Executive be authorized to breach her obligations under Section 10.

3.   Place of Performance.  Executive shall be employed at the location of the Company’s offices in Los Angeles, California, except for travel as needed; provided, however, Executive shall not be required to travel more than she has previously done in the course and scope of her employment with the Company.

4.   Compensation and Related Matters.

(a) Base Salary.  From the date hereof through December 31, 2011, Executive shall be paid an annual base salary of $420,000 (the “Initial Base Salary”), and from January 1, 2012, through the remainder of the Employment Period, Executive shall be paid an annual base salary of $330,000 (“Later Base Salary”), in each case subject to increases (but not decreases, other than as expressly contemplated by this Section 4(a) or pursuant to an across the board reduction applicable to other executives) in the discretion of the Company (the Initial Base Salary and Later Base Salary, in each case in effect at any particular time, the “Base Salary”)).  The Base Salary shall be payable in accordance with the Company’s normal payroll practices.

(b) Bonus.  With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual incentive bonus (the “Annual Bonus”) as determined by the Compensation Committee.  Any earned Annual Bonus shall be paid to the Executive pursuant to the terms of the applicable incentive plan.

(c) Benefit Plans.  During the Employment Period, Executive shall be eligible to participate in all employee benefit plans and arrangements that are made available generally to other senior executives of the Company.

(d) Equity Plans.  Executive shall be eligible to participate in the equity-based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee from time to time, and subject to the terms and conditions of such plans and any award agreement between the Company and Executive evidencing such awards.

(e) Expenses.  The Company shall pay or reimburse Executive for ordinary and necessary reasonable expenses which Executive incurs during the Employment Period in performing her duties under this Agreement in accordance with the Company’s expense reimbursement policy (“Business Expenses”).  The Company shall continue to provide Executive with her current Company credit card with the same credit limit as currently in effect for ordinary and necessary reasonable Business Expenses; provided that, the provision of such credit card shall be contingent on Executive’s continuous compliance with the Company’s expense reimbursement policy, including without limitation, submission to the Company of all substantiation required under the Company’s expense reimbursement policy for each Business Expense within sixty (60) days of it being incurred.  The Company shall reimburse Executive for all necessary and reasonable business travel expenses incurred by Executive according to travel policies defined by the Company for fulfillment of his the business duties; provided that, where Executive is required to travel by airplane in the course of her business duties, Executive shall be permitted to fly first class.

(f) Reimbursement of Attorney’s Fees.  The Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in connection with the negotiation of this Agreement, up to a maximum of $10,000.

(g) Paid Time Off.  During the Employment Period, Executive shall be entitled to paid time off in accordance with the policies made available to other senior executives of the Company.  Such paid time off shall be taken at such times and intervals as shall be determined by Executive, subject to the business needs of the Company.

5.   Termination.  Executive’s employment hereunder shall terminate during the Employment Period upon any of the following:

(a) The Executive’s death;

(b) A termination by the Company for Disability;

(c) A termination by the Company with or without Cause;

(d) A termination by the Executive with or without Good Reason; and

(e) A non-renewal of the Employment Period by Executive in accordance with Section 1 (“Executive Non-Renewal”);

(f) A non-renewal of the Employment Period by the Company in accordance with Section 1 (“Company Non-Renewal”).

(g) Notice of Termination.  Any purported termination of Executive’s employment (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination delivered to the other party hereto in accordance with Section 12 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(h) Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the following:  (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated by the Company for Disability, thirty (30) days after the Notice of Termination is given (provided that such Notice of Termination may be provided to Executive prior to the date that Executive has satisfied requirements for being deemed to have a “Disability”); (iii) if Executive’s employment is terminated by the Company with Cause, the date specified in the Notice of Termination, subject to Executive’s right to cure as set forth herein (but no earlier than the date such Notice of Termination is given); (iv) if Executive’s employment is terminated by the Executive for Good Reason, thirty (30) days after the Notice of Termination is given, subject to the Company’s right to cure as set forth herein, (v) in the case of an Executive Non-Renewal or Company Non-Renewal, the end of the Renewal Term, or (vi) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than fifteen (15) days from the date such Notice of Termination is given).

6.   Compensation Upon Termination During the Employment Period.

(a) Termination for Disability or by Reason of Death.  Upon termination of the Executive’s employment during the Employment Period for Disability or by reason of death, the Company shall provide Executive, or in the case of the Executive’s death, the Executive’s estate, the following: (i) Executive’s Base Salary earned but not paid prior to the Date of Termination, which shall be paid coincident with, or as soon as practicable following, the Date of Termination; (ii) all benefits to which Executive is entitled under the terms of the Company’s benefit plans, programs, or arrangements in which she participates, other than severance plans, programs, or arrangements, as in effect immediately prior to the Date of Termination, payable in accordance with the terms of such plans, programs, or arrangements; (iii) any paid time off earned but not used through the Date of Termination, in accordance with Section 4(f) above, which shall be paid as soon as practicable following the Date of Termination; and (iv) any business expenses that are reimbursable under this Agreement or otherwise that have been incurred by the Executive but unreimbursed by the Date of Termination, subject to the submission of any required substantiation and documentation as specified pursuant to the Agreement.  The payments and benefits referred to in clauses (i), (ii), (iii), and (iv) above shall be referred to hereunder collectively as the “Accrued Obligations.”  In addition, subject to Section 6(e), (x) the Company shall pay to Executive any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, at the same time that such bonus would have been paid pursuant to the terms of the applicable incentive plan and Section 4(b) above; (y) the pro rata portion of the Annual Bonus in respect of the year in which the Date of Termination occurs based upon a fraction, the numerator of which is the number of days in the relevant year through and including the Date of Termination and the denominator of which is three hundred sixty five (365), in each case, based on actual performance and determined in accordance with Section 4(b) above, if any, and paid at such time as such bonuses would have been paid had the Executive not terminated employment; and (z) Executive shall immediately vest in any equity-based awards then held by her that would have vested, based solely on the Executive’s continued employment with the Company and its Affiliated Companies, during the eighteen (18) month period commencing on the Date of Termination (without regard to any subsequent events that may cause accelerated vesting if the Executive were still employed), as if no such termination had occurred.

(b) Termination by the Company with Cause or by Executive without Good Reason.  If the Executive’s employment hereunder is terminated during the Employment Period (i) by the Company with Cause, (ii) by the Executive without Good Reason , then the Executive shall be entitled to receive only the Accrued Obligations.

(c) Termination by Company without Cause, by Executive with Good Reason, a Company Non-Renewal or an Executive Non-Renewal.  If Executive’s employment hereunder is terminated during, or at the end of, the Employment Period (i) by the Company without Cause (other than by reason of Disability), (ii) by Executive with Good Reason, (iii) a Company Non-Renewal, or (iv) an Executive Non-Renewal, then, subject to Section 6(e), the Executive will be entitled to receive:

(i) the Accrued Obligations;

(ii) a cash severance benefit, payable in bi-weekly installments in accordance with the Company’s payroll practices (and subject to Section 6(e), equal to the product of (x) the sum of (I) the Executive’s Initial Base Salary (disregarding any reduction in Base Salary that gave rise to Good Reason hereunder) and (II) the Past Bonus, and (y) the Multiplier (the “Cash Severance Benefit”);

(iii) (x) any earned but unpaid Annual Bonus, if any, attributable to full fiscal years completed prior to the Date of Termination, at the same time that such bonus would have been paid pursuant to the terms of the applicable incentive plan and Section 4(b) above, and (y) the pro rata portion of the Annual Bonus in respect of the year in which the Date of Termination occurs based upon a fraction, the numerator of which is the number of days in the relevant year through and including the Date of Termination and the denominator of which is 365, in each case, based on actual performance and determined in accordance with Section 4(b) above, if any, and paid at such time as such bonuses would have been paid had the Executive not terminated employment;

(iv)  Except in the case of an Executive Non-Renewal, immediate vesting in any equity-based awards then held by her that would have vested, based solely on Executive’s continued employment with the Company and its Affiliated Companies, during the twenty-four (24) month period commencing on the Date of Termination (without regard to any subsequent events that may cause accelerated vesting if the Executive were still employed), as if no such termination had occurred (for the avoidance of doubt, the vesting of equity-based awards held by Executive shall not be accelerated upon an Executive Non-Renewal); and

(v) access to continued health benefits following the Date of Termination for that number of months (including portions thereof) equal to the product of twelve (12) and the Multiplier (“Benefit Continuation Period”), to the extent such benefit may be provided by the Company using reasonable business efforts; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive health care benefits under another employer-provided plan, the health care benefits provided hereunder shall be secondary to those provided under such other plan during such applicable period of eligibility.  Following the end of the Benefit Continuation Period, the Company shall take reasonable business efforts to permit Executive and her eligible dependents to be eligible for continued health coverage as required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of such period, and the Company shall take reasonable business efforts actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section and to cause the period of COBRA Coverage to commence at the end of the Benefit Continuation Period.  Notwithstanding the foregoing, the obligations of the Company pursuant to this Section 6(c)(v) shall be provided solely to the extent such benefits do not cause the Company to incur excise taxes.

(d) No Further Benefits.  Executive acknowledges that the amounts payable and the benefits provided pursuant to Section 6 hereof are the exclusive items in the nature of salary, bonus, benefits, and perquisites to which Executive is entitled in connection with the termination of her employment during the Employment Period by Executive with Good Reason, by the Company without Cause (other than for Disability), or due to the Company’s or Executive’s non-renewal of the Agreement in accordance with Section 1 above.

(e) Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 6(a) or Section 6(c) other than the Accrued Obligations (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of a general release of claims against the Company and its Affiliated Companies in a form reasonably acceptable to the Company (a “Release of Claims”) within sixty (60) days following the date of Executive’s Date of Termination; provided that, the Cash Severance Benefit shall commence as soon as practicable following the Executive’s Date of Termination and, if Executive should fail to execute the Release of Claims in such a timely manner, or revokes her acceptance of such Release of Claims following its execution the payment of the Cash Severance Benefit shall immediately cease (along with any other Severance Benefits, on the sixtieth (60th) day following the Executive’s Date of Termination and Executive shall not be entitled to any further Severance Benefits, and Executive shall be required to repay to the Company any Severance Benefits, including Cash Severance Benefits, received by her prior to the cessation of Severance Benefits.  For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on her behalf by her estate or a person having legal power of attorney over her affairs.

7.   No Mitigation; Limited Offset.  The Company agrees that, if Executive’s employment with the Company terminates for any reason, Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to Section 6 hereof.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another company, by retirement benefits, or otherwise, except as specifically provided herein.  Notwithstanding any other provision to the contrary, Executive acknowledges that any amounts payable to Executive by the Company pursuant to Section 6 hereof shall be contingent upon Executive’s continued compliance with the terms of Section 10 hereof.

8.   Change of Control.  Upon a Change of Control during the Employment Term, (a) the Executive shall become fully vested, and have a non-forfeitable right to, any previously granted equity-based compensation awards, including options, stock appreciation rights, restricted stock units, and restricted shares, and (b) with respect to any equity awards that provide for the grant of a number of options, stock appreciation rights or other equity-based awards based on the attainment of certain specified performance objectives, the attainment of the applicable objectives shall be measured as of the date of such Change of Control, based on the performance for the entire performance period extrapolated from the performance through the date of such Change of Control, and the Executive shall be granted such equity awards on the date of the Change of Control, or as soon as practicable following such Change of Control, which awards shall be fully vested and non-forfeitable.  The Company shall have no other obligations to the Executive solely in respect of a Change of Control, and the Company and Executive shall continue to have all other rights available hereunder.

9.   Section 280G.

(a) Anything in this Agreement to the contrary notwithstanding, to the extent that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Company shall pay or provide to the Executive the greater of the following, whichever gives the Executive the highest net after-tax amount (after taking into account all applicable federal, state, local, and social security taxes, including the Excise Tax): (1) all Payments then payable but for this Section 9 and (2) an amount equal to the Safe Harbor Amount (as defined below).  If a reduction in the Payments is necessary so that the Parachute Value (as defined below) of all Payments equals the Safe Harbor Amount and none of the Payments constitutes Nonqualified Deferred Compensation, then the reduction shall occur in the manner that Executive elects in writing prior to the date of payment.  If any Payment constitutes Nonqualified Deferred Compensation or the Executive fails to elect an order, then the reduction shall occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then-fair market value of the underlying equity; (ii) reduction in the benefits described in Section 6(c)(ii) and (iii) (with such reduction being applied to the benefits in the manner having the least economic impact to the Executive and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been provided to the Executive, that is, benefits payable later shall be reduced before benefits payable earlier); (iii) reduction in other cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (iv) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

(b) All determinations required to be made under this Section 9, including whether and when Payments are to be reduced to the Safe Harbor Amount and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s then primary outside public accountants or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company that the Executive has become entitled to a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  The Executive shall cooperate, to the extent that her reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c) The following terms shall have the following meanings for purposes of this Section 9:

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment, benefit, or distribution by the Company or its affiliates in the nature of compensation to or for the Executive’s benefit (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this Agreement or otherwise,.

(iv) The “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Executive can receive without any Payments being subject to the Excise Tax.

10.   Covenants.

(a) Confidential Information.

(i) During the Employment Period and the five (5) year period immediately following the Date of Termination, Executive shall hold all Confidential Information in strictest confidence and shall not use or disclose such Confidential Information, or cause it to be used or disclosed, other than as required in performance of Executive’s duties on behalf of the RGI Group or unless first specifically authorized in writing by Company to Executive.

(ii) In the event that Executive is required by law to disclose any Confidential Information, Executive agrees to give the Company prompt advance written notice thereof and to provide the Company with reasonable assistance, at the Company’s cost and expense, in obtaining an order to protect the Confidential Information from public disclosure.

(b) Noncompetition/Nonsolicitation.  Executive recognizes the benefits derived by her from her employment or engagement by the RGI Group and that the continuation of such benefits is dependent upon the continued success of the RGI Group which, in turn, is dependent in part upon the preservation of the RGI Group’s relationships with its clients.  Executive believes it to be in her own best interests and in the best interests of the RGI Group, its stockholders, and its other employees to preserve the RGI Group’s relationships with its clients.  In consideration of the foregoing and of the mutual promises and covenants contained herein, Executive hereby agrees as follows:

(i) During the Employment Period, Executive shall use her best efforts to promote the interests of the RGI Group and shall not engage, directly or indirectly, in any business inconsistent with her employment with the RGI Group or competitive with the business of the RGI Group.

(ii) Except as agreed to by the Board in writing, during the Employment Period, Executive shall not, directly or indirectly, on her own behalf or on behalf of any other person or entity, (A) solicit, accept any business from, or perform any services for, any account which is or was a client of the RGI Group; (B) cause or induce or attempt to cause or induce any client to withdraw any business from the RGI Group; or (C) solicit or accept from any prospective client of the RGI Group any business or service which was solicited on behalf of the RGI Group by the Executive or otherwise misappropriate any business opportunity of the RGI Group for her own benefit.  Executive agrees further not to engage during the one (1) year period following any termination of employment in any such activities prohibited by this paragraph (ii) to the extent that any activity would involve the use of Confidential Information or trade secrets of the RGI Group.

(iii) During the Employment Period and for the one (1) year period following any termination thereof, Executive shall not, directly or indirectly, on her own behalf or on behalf of any other person or entity, cause or induce or attempt to cause or induce any employee of the RGI Group to terminate his employment with the RGI Group, or solicit for employment any employee of the RGI Group or advise or recommend to any other person that he employ or solicit for employment any person who is an employee or other service provider of the RGI Group.

(iv) Notwithstanding any provision contained herein to the contrary, it is understood that Executive shall have the right and privilege at any time to invest in any competitive enterprise or business whose capital stock is listed on a national securities exchange in the United States or is traded on the Nasdaq stock market, provided the total direct and indirect investment of the Executive, Executive’s spouse and dependents, represents not more than two percent (2%) of the total capital stock of such enterprise.  Nothing contained herein shall prohibit or restrict Executive from investing in any non-competitive enterprise or business.

(c) Nondisparagement.  During the period commencing on the Effective Date and continuing until the third (3rd) anniversary of the Date of Termination, neither Executive nor her agents shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates, or disparages the RGI Group, or any of their respective officers, directors, or employees.  The foregoing shall not be violated by truthful responses to legal process or governmental inquiry.

(d) Assignment of Inventions.  Paragraph 10 of the Employment Agreement dated December 11, 2000, between Executive and the Company as thereafter amended from time to time shall continue to govern the assignment of inventions during Executive’s employment at the Company and such paragraph shall survive and not be superseded by this Agreement.

(e) Survival of Covenants.  To the extent the covenants contained in this Section 10 apply following termination of the Employment Period, such covenants shall survive the termination of this Agreement.

(f) Injunctive Relief.  Executive and the Company recognize that her services are of a unique, special, and extraordinary character, and that in the event that she violates any provision of this Agreement, the Company may be without adequate remedy in law.  Accordingly, in the event of any violation of this Agreement, the Company shall be entitled, either in law or in equity, to seek damages, to enforce specific performance, to enjoin such violations, or to obtain any other relief or any combination of the foregoing as the Company may elect to pursue.

(g) Acknowledgements.  The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable.  If any one or more of the provisions shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained therein.

11.   Successors; Binding Agreement.

(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to terminate her employment with Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if the Executive had continued to live, each such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

12.   Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or sent by reputable international overnight courier, addressed, if to Executive, to the address inserted below Executive’s signature on the final page hereof and, if to the Company, to the address set forth below (with required copy), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Response Genetics, Inc.
1640 Marengo St., 6th Floor
Los Angeles, California 90033
Attention: Denise McNairn, General Counsel

13.   Miscellaneous.

(a) No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company.

(b) No waiver by the Executive or the Company at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Except as may be otherwise specifically provided herein, this Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by any party, including without limitation the Prior Agreement, provided, that, Executive shall be entitled to any accrued but unpaid salary pursuant to such Prior Agreement.

(d) Captions and Section headings in this Agreement are provided merely for convenience and shall not affect the interpretation of any of the provisions herein.

(e) The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

(f) The obligations of the Company and Executive under this Agreement which by their nature may require either partial or total performance after the termination of the Employment Period shall survive such termination.

(g) Except to the extent materially conflicting with this Agreement, Executive agrees that she shall abide by, and shall conduct business in accordance with and subject to, all applicable policies and procedures of the Company, including all employee and ethical policies of the Company, and all client conflict-of-interest policies applicable to the Company or its subsidiaries generally, as such policies may exist from time to time.  Executive also understands and agrees that the business and affairs of the Company shall be conducted in accordance with the Company’s Corporate Policies and strict legal and ethical standards, including, without limitation, compliance with all commercial, tax, labor, and other laws (including the U.S. Foreign Corrupt Practices Act).

(h) The Company shall (i) indemnify, hold harmless, and defend Executive to the extent permitted under applicable law from and against all costs, expenses, claims, and demands, including reasonable attorneys fees, incurred by her in connection with or arising out of any acts or decisions made by Executive in the course and scope of her employment hereunder and/or for the Company prior to the date hereof and (ii) advance, or if not so advanced, promptly reimburse Executive for all expenses and reasonable attorney’s fees incurred by Executive in connection with or relating to the defense of any claim, action, suit, or proceeding by any third party against Executive arising out of or relating to any acts or decisions made by Executive in the course and scope of her employment hereunder or during the course and scope of her employment with the Company prior to the Effective Date; in each case, unless it is determined by a court of competent jurisdiction that Executive engaged in willful misconduct or acted in breach of her fiduciary duties to the Company.

14.   Tax Withholding; Section 409A.

(a) Any payments or benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which Executive has agreed.

(b) Notwithstanding any other provision of this Agreement to the contrary, the following shall apply:

(i) In the event that the Executive is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any amount or that constitutes Nonqualified Deferred Compensation that would otherwise be payable or provided during the six-month period immediately following the Date of Termination shall instead be paid or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Code Section 409A.

(ii) To the extent required by Code Section 409A, any payment or benefits otherwise due to Executive upon her termination of employment with the Company that constitutes Nonqualified Deferred Compensation that shall not be made until and unless such termination from employment constitutes a “separation from service” as such term is defined under Code Section 409A.  This provision shall have no effect on payments or benefits otherwise due or payable to Executive or on her behalf, which are not on account of her termination from employment with the Company or as a result of her death.

(iii) The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A.  Notwithstanding any provision of this Agreement to the contrary, no payment or benefit shall be paid at any time or in any manner that would result in the imposition of additional tax pursuant to Code Section 409A.  The parties to this Agreement agree that any such payment or benefit will be restructured in order to comply with the requirements of Code Section 409A on a basis that preserves to the maximum extent possible the economic rights of the Executive hereunder.  No right to any payment or benefit under this Agreement shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors or of any of the Executive’s beneficiaries.  The timing of payments and benefits under the Agreement may not be accelerated to occur before the time specified for payment hereunder, except to the extent permitted under Treasury Regulation § 1.409A-3(j)(4) or as otherwise permitted under Code Section 409A without the Executive incurring a tax penalty.  Other than as a result of the Company’s breach of or noncompliance with the terms of this Agreement which results in an operational failure under Code Section 409A, in no event whatsoever shall the Company be liable for any taxes, penalties, or interest that may be imposed on the Executive pursuant to Code Section 409A or under any similar provision of state tax law, including but not limited to damages for failing to comply with a requirement that secures more favorable tax treatment under Code Section 409A and/or any similar provision of state tax law.

15.   Registration Rights.

(a) If the Company shall receive from Executive at any time, but not earlier than thirty (30) days from the Effective Date, a request that the Company effect a registration with respect to all or a part of the Registrable Securities, the Company will, as soon as practicable, use its reasonable best efforts to effect such registration (on Form S-3, if such Form is available to the Company, and, if not so available, such other applicable form) as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request.  The Company shall prepare and file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Executive; provided, however, that if in the good faith judgment of the Board, such registration would have a material negative impact on the Company and the Board concludes, as a result, that the filing of such registration statement at such time should be deferred, then the Company shall have the right to defer such filing for the period during which such registration would have such negative impact, provided, however, that the Company may not defer the filing for a period of more than one hundred eighty (180) days after receipt of the request of Executive, and, provided, further, that the Company shall not defer its obligation in this manner more than once in any twelve (12) month period.

(b) At its expense, the Company will (i) use its reasonable best efforts to keep such registration effective for a period of one hundred twenty (120) days or until the Executive shall have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however that in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, and (ii) take all other actions reasonably requested by Executive to effect the sale of the Registrable Securities registered pursuant to Section 15(a).

(c) All Registration Expenses incurred in connection with all registrations pursuant to Section 15(a) hereof, shall be borne by the Company.

(d) The right of Executive to request registration or inclusion in any registration pursuant to this Section 15 shall terminate at such earlier time as Executive shall be able to sell all Registrable Securities held by Executive under Rule 144 during any 90-day period.

16.   Rule 10b5-1 Plan.  In connection with a distribution of any Company securities held by, or on behalf of, Executive, the Company shall permit Executive to utilize a plan of distribution in compliance with Rule 10b5-1 under the Exchange Act, and, with respect to any 10b5-1 plan or plans established by the Company for the benefit of any of its senior executives, allow Executive the option to include Executive’s securities with such 10b5-1 plan.

17.   Rule 144 Opinion.  The Company hereby irrevocably authorizes the Company’s transfer agent, as such entity may then be serving as the transfer agent for the Company’s Common Stock from time to time, to accept opinion of counsel for purposes of Rule 144 from the law firm Tarter Krinsky & Drogin LLP or such other counsel as the Investor may designate that is reasonably acceptable to the Company.

18.   Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.   Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20.   Definitions.  For purpose of this Agreement, the following terms shall have the meanings indicated below:

(a) “Affiliated Company” means any company controlled by, controlling, or under common control with the Company.

(b) “Cause” shall mean the occurrence of any of the following events:

(i) Executive is convicted of, or enters a guilty or nolo contendere plea to, a felony;

(ii) Executive is convicted of, or enters a guilty or nolo contendere plea to any crime involving dishonesty, fraud, theft, or embezzlement, involving the Company or any Affiliated Company;

(iii) Executive’s willful failure to perform material duties or obligations required hereunder;

(iv) Executive engages in conduct that constitutes willful gross neglect or willful misconduct in carrying out her duties under this Agreement; or

(v) Executive’s material breach of this Agreement.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” only if it was done or omitted to be done by her not in good faith and shall not include any act or failure to act resulting from any incapacity of Executive.  A termination with Cause on account of an event described in clause (iii), (iv), or (v) above shall not take effect unless the following provisions are complied with:  Executive shall be given a Notice of Termination, such notice to state in detail the particular act or acts that constitute the grounds on which the proposed termination for Cause is based.  Executive shall have fifteen (15) days after the date that such Notice of Termination has been given to her in which to cure such conduct, to the extent such cure is possible.  If she fails to cure such conduct that is subject to cure, she shall thereupon be terminated with Cause.

(c) “Change of Control” means:

(i) Any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 20(c), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (iv) any acquisition pursuant to a transaction that complies with subclauses (A), (B), and (C) of paragraph (iii) below;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Company” shall mean Response Genetics, Inc., as set forth in the preamble of this Agreement, and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

(f) “Confidential Information” shall mean any information about the Company and all of its Affiliated Companies, including methods of operation, customer lists, products, prices, fees, costs, research and development, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, and other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public; (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder; or (iii) is independently developed or conceived by, or on behalf of Executive without use of the Company’s Confidential Information, resources or equipment following the Employment Period.

(g) “Disability” shall be deemed the reason for the termination by the Company of Executive’s employment, if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of six (6) consecutive months.

(h) “Good Reason” for termination by the Executive of her employment means:

(i) any action by the Company that results in a material diminution in the Executive’s position, authority, duties, or responsibilities excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any reduction in the Executive’s Base Salary other than as contemplated by this Agreement;

(iii) any material permanent change in the geographical location of the Executive’s office; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (iv) shall not affect the Executive’s ability to terminate employment for Good Reason, and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to severance payments benefits provided hereunder upon a termination of employment for Good Reason.  For purposes of this Agreement, in order to invoke a termination for Good Reason, Executive shall provide a Notice of Termination setting forth the existence of the condition described above within ninety (90) days following the Executive’s knowledge of the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such Notice of Termination (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive must terminate employment, if at all, within ninety (90) days following the end of such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(i) “Multiplier” shall mean 150%; provided that, (1) with respect to a Company Non-Renewal, the Multiplier shall mean 100% and (2) with respect to an Executive Non-Renewal, the Multiplier shall mean 50%.

(j) “Nonqualified Deferred Compensation” shall mean any compensation that constitutes a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(a).

(k) “Past Bonus” shall mean the amount of the most recent Annual Bonus paid to the Executive by the Company (including any amounts that may have been voluntarily or mandatorily deferred); provided, that during the twelve (12) month period commencing on a Change of Control, Past Bonus shall mean the highest Annual Bonus paid to the Executive by the Company with respect to any of the three fiscal years preceding the Change of Control.

(l) “Registrable Securities” shall mean (i) shares of the Company’s Common Stock owned by Executive, now or in the future, including Common Stock currently issued or issuable upon exercise or conversion of any derivative security, (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the securities referenced in (i) above.

(m) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement by the Commission.

(n) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration, but shall not include underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(o) “RGI Group” shall mean the Company and all Affiliated Companies.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Response Genetics, Inc.

By: /s/ Kirk K. Calhoun
Name:  Kirk K. Calhoun
Title:  Chairman of the Board of Directors

/s/ Kathleen Danenberg
Kathleen Danenberg